Exhibit 107
Calculation of Filing Fee Tables
Form F-1
(Form Type)
Klarna Group plc
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, nominal value $0.0001 per share	457(o)	―	―	$100,000,000	$153.10 per $1,000,000	$15,310	―	―	―	―
Fees Previously Paid	―	―	―	―	―	―	―	―	―	―	―	―
	Total Offering Amounts						$100,000,000
	Total Fees Previously Paid						$0
	Total Fee Offsets						$0
	Net Fee Due						$15,310
(1) Includes offering price of additional shares that the underwriters have the option to purchase.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.